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                                                                    EXHIBIT 99.1

For Immediate Release                                         News Release

Contacts:
Paul McDonald or John Crawford
The Aristotle Corporation
Phone:  203- 867-4090
paul.mcdonald@snet.net
john.j.crawford@snet.net

     New Haven, Connecticut, April 11, 2002-- The Aristotle Corporation (NASDAQ:
ARTL) announced today that it had reached a settlement with the Internal Revenue Service regarding a refund it had received in 1997 for a net operating loss carryback claim relating to its 1996 tax year. As previously reported, the IRS has been reviewing the amount of the refund, and the Company recorded a tax reserve of $720,000 with respect to such refund. In the settlement, the Company has agreed to pay approximately $682,000, (net of the amount due from a previously paid contingency fee) plus approximately $318,000 (net of the amount due from a previously paid contingency fee), which represents interest on the portion of the unallowed refund claim. Accordingly, the Company will expense $280,000 which will result in an earnings reduction of $.14 per share as of March 31, 2002.

About Aristotle

     The Aristotle Corporation, founded in 1986 and headquartered in New Haven, Conn., is a holding company currently consisting of two operating subsidiaries. Simulaids, Inc. (www.simulaids.com), based in Woodstock, N.Y., designs, manufactures and markets health and medical education teaching aids, such as manikins and simulation kits, used for training in CPR, emergency rescue and patient care by institutions such as fire departments and medical schools. Safe Passage International, Inc. (www.safe-passage.com), based in Rochester, N.Y., develops and distributes computer-based training products to government and industry clients. Aristotle has approximately 85 employees. Aristotle had total assets of $15.7 million and net worth of $13.2 million as of December 31, 2001. There are 1.9 million shares of common stock outstanding and approximately 4,000 shareholders.












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       Safe Harbor Under Private Securities Litigation Reform Act of 1995

     To the extent that any of the statements contained in this release are forward-looking, such statements are based on current expectations that involve a number of uncertainties and risks. Aristotle cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following:
(i) the ability of Aristotle to obtain financing and additional capital to fund its business strategy on acceptable terms, if at all; (ii) the ability of Aristotle to consummate its previously announced proposed merger with Nasco International, Inc.; (iii) the ability of Aristotle to retain and take advantage of its net operating tax loss carryforward position; (iv) Aristotle's ability to manage Simulaids, Safe Passage and any other acquired or to be acquired companies; and (v) general economic conditions. As a result, the Company's future development efforts involve a high degree of risk. For further information, please see the Company's filings with the Securities and Exchange Commission, including its Forms 10-K and 10-Q.





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